Exhibit 2.5

Smash Minerals Corp.

(An Exploration Stage Company)

Financial Statements

For the Year Ended October 31, 2011
and for the Period from Incorporation on June 4, 2010
to October 31, 2010

(Expressed in Canadian Dollars)

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

To the Shareholders of Smash Minerals Corp.

We have audited the accompanying financial statements of Smash Minerals Corp., which comprise the balance sheets as at October 31, 2011 and 2010, the statements of loss, comprehensive loss and deficit and cash flows for the year ended October 31, 2011 and for the period from incorporation on June 4, 2010 to October 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

Shareholders of Smash Minerals Corp.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Smash Minerals Corp. as at October 31, 2011 and 2010, and its result of operations and its cash flows for the year ended October 31, 2011 and for the period from incorporation on June 4, 2010 to October 31, 2010 in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants
January 25, 2012
Vancouver, Canada

Smash Minerals Corp.
(An Exploration Stage Company)
Balance Sheets
In Canadian Dollars

ASSETS	October 31, 2011	October 31, 2010
Current
Cash and cash equivalents	$215,004	$127,463
Short term investments (Note 3)	5,405,725	-
Accounts receivable	465,043	45,675
Prepaid expenses (Note 10(e))	151,410	-
	6,237,182	173,138
Deferred financing costs (Note 4)	-	2,875
Property and equipment (Note 5)	8,191	-
Mineral property (Note 6)	1,314,575	307,000
	$7,559,948	$483,013

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 10(f))	$533,341	$350,883

SHAREHOLDERS’ EQUITY
Share capital (Note 7)	14,768,876	685,937
Share subscriptions received (Note 7)	-	355,625
Contributed surplus (Note 7)	1,873,726	-
Deficit	(9,615,995)	(909,432)
	7,026,607	132,130
	$7,559,948	$483,013

Nature of Operations (Note 1)

Subsequent Event (Note 13)

Approved on behalf of the Board of Directors:
“Adrian Fleming” , Director
“Darryl Cardey” , Director

- See Accompanying Notes -

Smash Minerals Corp.
(An Exploration Stage Company)
Statements of Loss, Comprehensive Loss and Deficit
In Canadian Dollars

		Period From
		Incorporation
		on June 4,
	Year Ended	2010 to
	October 31,	October 31,
	2011	2010
Expenses
Amortization	$585	$-
Audit and accounting	70,830	13,500
Bank fees and interest	10,667	-
Consulting	147,634	25,878
Director fees	26,000	-
Insurance expense	8,991	-
Investor relations	198,069	-
Legal expenses	26,396	-
Marketing, conferences and shareholder communications	173,431	-
Mineral exploration costs (Note 6(c))	6,508,079	664,607
Office and administration	60,024	1,224
Salaries and benefits	95,692	15,000
Stock based compensation	1,284,944	186,310
Transfer agent and filing fees	17,452	-
Travel	98,146	2,913

Loss and comprehensive loss for the period	8,726,940	909,432

Other income (expenses)
Interest income	20,377	-

Loss and comprehensive loss for the period	8,706,563	909,432

Deficit, beginning of period	909,432	-

Deficit, end of period	$9,615,995	$909,432

Loss per share – basic and diluted	$0.58	$0.37

Weighted average number of common shares outstanding	14,895,855	2,429,782

– See Accompanying Notes –

Smash Minerals Corp.
(An Exploration Stage Company)
Statements of Loss, Comprehensive Loss and Deficit
In Canadian Dollars

		Period From
		Incorporation
		on June 4,
	Year Ended	2010 to
	October 31,	October 31,
Cash Provided By (Used In):	2011	2010

Operations:
Loss for the period	$(8,706,563)	$(909,432)
Items not affecting cash:
Amortization	585	-
Stock based compensation	1,284,944	186,310
Change in non-cash working capital:
Accounts receivable	(419,368)	(45,675)
Prepaid expenses	(151,410)	-
Accounts payable and accrued liabilities	185,333	348,008
	(7,806,479)	(420,789)

Investing:
Short term investments	(5,405,725)	-
Property and equipment	(8,776)	-
Mineral property acquisition costs	(531,575)	(257,000)
	(5,946,076)	(257,000)

Financing:
Issuance of common shares	13,840,096	449,627
Share subscriptions received	-	355,625
	13,840,096	805,252

Net increase in cash and cash equivalents	87,541	127,463

Cash and cash equivalents- beginning of period	127,463	-

Cash and cash equivalents - end of period	$215,004	$127,463

Supplemental cash flows information:
Cash paid for interest	$2,767	$-
Cash paid for income taxes	$-	$-

Supplemental non-cash investing and financing information:
Deferred financing costs included in accounts payable	$-	$2,875
Shares issued for mineral property	$476,000	$50,000
Stock-based compensation included in share capital	$-	$186,310

– See Accompanying Notes –

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

1.	Nature of Operations

Smash Minerals Corp. (”the Company” or “Smash”) was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 4, 2010 under the name of Encore Minerals Corp. On October 28, 2010, the Company changed its name to Smash Minerals Corp. The Company is in the business of exploration, development and exploitation of mineral resources in Canada.

The Company is in the process of exploring its mineral property interest and has not yet determined whether its mineral property interest contains economically recoverable mineral reserves. The underlying value and the recoverability of the mineral property interest is entirely dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration and development of the mineral property interest, and the generation of future profitable production or proceeds from the disposition of the mineral property interest.

These financial statements are prepared on the basis that the Company will continue as a going concern. Management recognizes that the Company will need to generate additional financial resources in order to meet its planned business objectives. There are no assurances that the Company will continue to obtain additional financial resources and/or achieve positive cash flows or profitability. If the Company is unable to obtain adequate additional financing, the Company will be required to curtail operations and exploration activities. Furthermore, failure to continue as a going concern would require that the Company’s assets and liabilities be restated on a liquidation basis which would differ significantly from the going concern basis.

2.	Significant Accounting Policies

a)	Basis of Presentation

These financial statements are prepared in accordance with Canadian generally accepted accounting principles.

b)	Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. The recoverability of mineral property costs, the provision for future income taxes, the valuation allowance for future income taxes and the amounts recorded for valuation of stock-based compensation expense are based on estimates. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies - Continued

c)	Cash and Cash Equivalents

The Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at the point of purchase of 90 days or less. The Company places its cash and cash equivalents with major financial institutions in Canada.

d)	Short Term Investments

Short-term investments comprise of highly liquid investments with maturities of less than one year.

e)	Mineral Property

The Company is exploring and is in the process of determining the extent of mineralization on its mineral property. Acquisition costs, including cash payments, share issuances and option payments, are capitalized on an individual prospect basis until the project they relate to is sold, abandoned, impaired or placed into production. Exploration expenditures incurred prior to the determination of the feasibility of mining operations, a positive construction and production decision, and the securing of appropriate financing, are expensed as incurred. Exploration expenditures incurred subsequent to the determination of the feasibility of mining operations, a positive construction and production decision and the securing of appropriate financing, are deferred until the property to which they relate is placed into production, sold, allowed to lapse or abandoned. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made.

Costs for a producing property will be amortized on a unit-of-production basis over the estimated life of the ore reserves, while costs for a property abandoned are written off in the period the property is abandoned.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history, characteristic of many mineral properties. The Company has investigated title to its mineral property and, to the best of its knowledge, title to its mineral property is in good standing.

The Company performs impairment tests on its mineral interests on an annual basis, or when events or circumstances occur which indicate the assets may not be recoverable. Where information is available and conditions suggest impairment, estimated future net cash flows for each mineral interest are calculated using estimated future prices, proven and probable reserves and resources, and operating, capital and reclamation costs on an undiscounted basis.

When estimated future cash flows are less than the carrying value, the mineral interest is considered impaired. Reductions in the carrying value of each mineral interest are recorded to the extent the carrying value exceeds the discounted estimated future cash flows. Where estimates of future net cash flows are not available and where conditions suggest impairment, management assesses whether the carrying value can be recovered.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies - Continued

f)	Asset Retirement Obligation

The Company records a liability for the fair value of the statutory, contractual or legal asset retirement obligations (“ARO”) associated with the retirement and reclamation of tangible long-lived assets when the related assets are put into use, with a corresponding increase to the carrying amount of the related assets. This corresponding increase to capitalized costs is amortized to earnings on a basis consistent with depreciation, depletion, and amortization of the underlying assets. Subsequent changes in the estimated fair value of the ARO are capitalized and amortized over the remaining useful life of the underlying asset. ARO are carried on the balance sheet at discounted present value and are accreted over time for the change in their present value, with this accretion charge included as an operating item in the statements of operations. As at October 31, 2010, the Company had no asset retirement obligations.

g)	Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax base (temporary differences). Future income tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to be in effect when the temporary differences are likely to reverse. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantively enacted. The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

h)	Share Capital

i)	The proceeds from the exercise of stock options and purchase of common shares are recorded as share capital.

ii)	Share capital issued for non-monetary consideration is recorded at an amount based on the fair value of the shares.

All costs related to issuances of share capital are charged against the proceeds received.

i)	Loss per Share

Basic loss per share is calculated using the weighted average number of shares issued and outstanding during the period. The Company uses the treasury stock method for calculating diluted earnings per share. Diluted and basic loss per share are the same for the period presented because the effects of potential issuances of shares under options would be anti-dilutive.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies - Continued

j)	Comprehensive Income

The Company follows CICA Section 1530, Comprehensive Income, which requires the presentation of a statement of comprehensive income and its components. Comprehensive income includes net income or loss and other comprehensive income. Other comprehensive income may include holding gains and losses on available-for-sale securities, gains and losses on certain derivative instruments and foreign currency gains and losses from self-sustaining foreign operations. During the current and prior periods, the Company did not have any other comprehensive income components.

k)	Capital Disclosures

The Company follows CICA Section 1535, Capital Disclosures. This standard requires disclosure of an entity's objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. Additional information is presented in Note 11.

l)	Financial Instruments

The Company accounts for its financial instruments as follows:

Cash and cash equivalents	Held for trading
Short term investments	Held for trading
Accounts receivable	Loans and receivables
Accounts payable and accrued liabilities	Other financial liabilities

i)	Financial Assets - The Company’s financial assets include cash and cash equivalents and accounts receivable.

Initial recognition - Financial assets are classified as held for trading, loans and receivables, held-to-maturity investments, and available-for-sale assets, as appropriate. The Company determines the classification of its financial assets at initial recognition. Financial assets are recognized initially at fair value plus, in the case of financial assets not classified as held for trading, directly attributable transaction costs.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies - Continued

l)	Financial Instruments - Continued

Subsequent measurement - The subsequent measurement of financial assets depends on the classification as follows:

  Held for trading - Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term or can be designated as held for trading on initial recognition. They are carried on the balance sheet at fair value with gains or losses recognized in the income statement. Cash is classified as “held-for- trading” and is measured at fair value which approximates cost.

  Loans and receivables - Accounts receivable are classified as “loans and receivables” and are carried at amortized cost, which upon their initial measurement is equal to their fair value. Subsequent measurements are recorded at amortized cost using the effective interest method.

(ii)	Financial Liabilities – The Company’s financial liabilities include accounts payable and accrued liabilities.

Initial recognition - Financial liabilities are initially recognized at fair value.

Subsequent measurement - Subsequent to initial measurement, other financial liabilities are carried at amortized cost using the effective interest method.

(iii)	Transaction Costs - Transaction costs are included in the initial carrying amount of financial instruments except for held for trading items in which case they are expensed as incurred.

(iv)	Financial Instruments Disclosures

The additional fair value measurement disclosures include classification of financial instrument fair values in a fair value hierarchy comprising three levels reflecting the significance of the inputs used in making the measurements, described as follows:

Level 1: Valuations based on observable quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Valuations based on directly or indirectly observable inputs in active markets for similar assets or liabilities, other than Level 1 prices such as quoted interest or currency exchange rates; and

Level 3: Valuations based on significant inputs that are not derived from observable market data, such as discounted cash flow methodologies based on internal cash flow forecasts.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies – Continued

m)	Flow-through Shares

The Company accounts for flow-through shares using recommendations of the Emerging Issues Committee EIC 146. Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. When resource expenditures are renounced to the investors and the Company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If a company has sufficient unused tax losses and deductions (“losses”) to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

n)	Deferred Financing Costs

Deferred financing costs consist of legal and other costs relating to raising capital in the business. These costs are recorded as a reduction of share capital at the time of closing of the financing, or expensed if the financing does not complete.

o)	Adoption of New Accounting Policies

International Financial Reporting Standards (“IFRS”) - In February 2008, the Canadian Accounting Standards Board ("AcSB") announced that the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP, is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company will be required to adopt IFRS effective November 1, 2011. The transition will require the restatement for comparative purposes of amounts reported by the Company for the period ended October 31, 2011.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

2.	Significant Accounting Policies - Continued

o)	Adoption of New Accounting Policies - Continued

Business Combinations / Consolidated Financial Statements / Non-Controlling Interests - The AcSB issued CICA Sections 1582 Business Combinations, 1601

Consolidated Financial Statements, and 1602 Non-Controlling Interests, which superseded current sections 1581 Business Combinations and 1600 Consolidated Financial Statements. Section 1601 provides revised guidance on the preparation of consolidated financial statements and Section 1602 addresses accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. These new sections replace existing guidance on business combinations and consolidated financial statements to harmonize Canadian accounting for business combinations with IFRS. These Sections will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Earlier adoption is permitted. The Company will be required to adopt these Sections effective November 1, 2011. The adoption of these sections is not expected to have a significant impact on the Company’s financial statements.

3.	Short Term Investments

Short term investments consist of funds invested in a GIC earning annual interest at BMO prime rate less 1.8% and maturing on August 10, 2012.

4.	Deferred Financing Costs

Deferred financing costs related to fees incurred in the process of preparation and filing of the Company’s initial public offering (“IPO”). As of October 31, 2010, deferred financing fees of $2,875 consisted of legal fees. The Company completed its IPO on April 4, 2011, and on that date all deferred financing costs have been reclassified to share issuance costs.

5.	Property and Equipment

Capital assets consist of furniture and fixtures and are recorded at cost. The Company uses a straight-line method of depreciation over a useful life of 5 years for furniture and fixtures. During the year ended October 31, 2011, the Company purchased furniture at a cost of $8,776. As at October 31, 2011, the accumulated depreciation was $585 (2010 - $nil) and the net book value was $8,191 (2010 - $nil).

6.	Mineral Property

The Company is actively investigating, evaluating and conducting exploration activities in Canada.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

6.	Mineral Property - Continued

a)	Whiskey Project, Yukon, Canada

On July 7, 2010, and amended on November 5, 2010, the Company entered into an option agreement to acquire a 100% interest in 3,609  claims  called the Whiskey Project located in the Dawson Mining Division of the Yukon Territory, Canada, by making cash payments, issuing shares and incurring exploration costs as follows:

	Cash
	Option	Share	Exploration
	Payments	Issuance	Expenditures
Upon raising $750,000 financing*	$200,000	-	$-
Within 5 days of listing on the TSX-V*	431,575	-	-
On execution of the option agreement*	-	400,000	-
Summer 2010 exploration work season*			350,000
Summer 2011 exploration work season*			2,000,000
On or before July 7, 2011*	-	400,000	-
On or before July 7, 2012	-	500,000	-
On or before July 7, 2013	-	600,000	-
On or before July 7, 2014	-	600,000	-
Total	$631,575	2,500,000	$2,350,000
* Completed

The property is subject to a 2% net smelter return royalty (“NSR Royalty”). The Company can purchase one-half of the NSR Royalty, being 1%, for $2,500,000.

Commencing on July 7, 2011, the Company is also required to make annual advance royalty payments of $100,000 per year for the first 5 years, and $50,000 per year thereafter. As of October 31, 2011, the Company paid $100,000 of advance royalties. At the Company’s option, these advance royalty payments may be used towards the future NSR Royalty or towards purchase of the 1% NSR Royalty.

b)	Acquisition Costs

Details of activities are as follows:

Whiskey Project, Yukon, Canada
Balance – June 4, 2010	$-
Cash option payment	200,000
Shares issued for mineral property	50,000
Staking	57,000
Balance – October 31, 2010	307,000
Cash option payment	431,575
Advance royalty payment	100,000
Shares issued for mineral property (Note 7(a)(iii))	476,000
Balance – October 31, 2011	$1,314,575

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

6.	Mineral Property - Continued

c)	Mineral Exploration Costs

Details of exploration activities are as follows:

		Period from
		Incorporation on
	Year Ended	June 4, 2010 to
	October 31,	October 31,
Whiskey Project, Yukon, Canada	2011	2010
Mineral exploration costs
Aircraft	$295,513	$180,936
Assays	694,778	137,675
Camp and general	403,784	57,809
Community relations	117,177	10,182
Computer hardware and software	9,302	-
Consulting	10,105	16,263
Courier, freight and shipping	125,918	-
Drilling	292,287	-
Field equipment and supplies	497,792	592
Fuel	260,435	-
Geological	691,603	36,735
Geophysics	513,483	2,417
Helicopter	919,000	-
Logistics	603	8,837
Maps, orthophotos and reports	8,883	-
Office	57,746	514
Permits and licenses	13,002	-
Rent	18,299	3,100
Salaries and benefits	807,883	32,429
Soil sampling	451,472	149,435
Transportation	50,163	-
Travel	145,038	27,683
Trenching	123,813	-
Mineral exploration costs – expensed	6,508,079	664,607

Mineral exploration costs – beginning of period	664,607	-

Mineral exploration costs - cumulative, end of period	$7,172,686	$664,607

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

7.	Shareholders’ Equity

The Company’s authorized share capital consists of an unlimited number of common shares without par value. Details of share issuances and other equity transactions are as follows:

	Number of		Contributed
	Shares	Share Capital	Surplus
Issued and fully paid:
Incorporator’s share	1	$1	$-
Incorporator’s share – cancelled	(1)	(1)	-
Seed shares – July 26, 2010	1,502,500	187,812	-
Shares for property – August 10, 2010	400,000	50,000	-
Private placement – August 30, 2010	2,410,000	301,250	-
Private placement – September 3, 2010	587,500	146,875	-
Balance – October 31, 2010	4,900,000	685,937	-
Private placement – December 6, 2010	3,732,500	933,125	-
IPO shares – April 4, 2011	8,000,000	6,400,000	-
IPO Agent’s commission paid in shares	426,700	-	-
IPO corporate finance fee paid in shares	37,500	-	-
IPO cash share issuance costs	-	(250,939)	-
IPO fair value of Agent’s options	-	(331,735)	331,735
Shares for property – July 7, 2011	400,000	476,000	-
Private placement – August 4, 2011	6,779,690	7,749,050	-
Cash share issuance costs – August 4, 2011	-	(635,515)	-
Fair value of Agent’s options – Aug 4, 2011	-	(257,047)	257,047
Stock based compensation	-	-	1,284,944
Balance – October 31, 2011	24,276,390	$14,768,876	$1,873,726

a)	Share Capital Transactions

For the Year Ended October 31, 2011

(i)

On December 6, 2010, the Company completed a private placement consisting of 3,012,500 non-flow through shares at $0.25 per share for gross proceeds of $753,125 and 720,000 flow-through shares at $0.25 per share for gross proceeds of $180,000. 100,000 of these shares were issued to spouses of a director and an officer of the Company. Out of total proceeds of $933,125, $355,625 was received prior to October 31, 2010 and was recorded in share subscriptions received on the balance sheet.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

7.	Shareholders’ Equity - Continued

a)	Share Capital Transactions - Continued

For the Year Ended October 31, 2011 – Continued

(ii)

On April 4, 2011, the Company completed its initial public offering (“IPO”) of 8,000,000 common shares at $0.80 per common share for gross proceeds of $6,400,000 (“the Offering”). As compensation, the Agent received:

a.	$448,000 marketing commission equal to 7% of the gross proceeds raised under the Offering paid in 426,700 common shares at the price of $0.80 per share and $106,640 in cash;

b.

640,000 Agent’s Options equal to 8% of the number of common shares issued in the Offering, with an exercise price of $0.80 per share, expiring 24 months after listing on the TSXV, being April 4, 2013. The fair value of Agent’s options was estimated at $331,735 using the Black-Scholes pricing model with the following assumptions; risk-free interest rate – 1.81%, expected life of options – 2 years, expected volatility – 93.92%, and expected dividend rate – 0%.

c.

a corporate finance fee of $40,000, of which $10,000 was paid in cash on December 7, 2010 as a non-refundable due diligence fee, and the remaining $30,000 was paid in 37,500 common shares at the price of $0.80 per share; and

Total cash share issuance costs, amounted to $250,939 and mainly consisted of Agent’s commission, legal, accounting, listing and filing fees.

(iii)

On July 7, 2011, the Company issued 400,000 shares in accordance with the Whisky Project property acquisition agreement. The shares were valued at $1.19 per share for a value of $476,000, using the stock price of the Company on the date of issuance of shares.

(iv)

On August 4, 2011, the Company completed a brokered private placement of 4,202,500 flow-through common shares at $1.20 per share and 2,577,190 non-flow- through common shares at $1.05 per share for gross proceeds of $7,749,050 (the “Private Placement"). As compensation, the Agent received:

a.	$542,433 cash commission equal to 7% of the gross proceeds raised under the Offering;

d.

474,578 Agent’s Options equal to 7% of the number of common shares issued in the Offering, with an exercise price of $1.20 per share, expiring on February 4, 2013. The fair value of Agent’s options was estimated at $257,047 using the Black-Scholes pricing model with the following assumptions; risk-free interest rate – 1.06%, expected life of options – 1.5 years, expected volatility – 93.92%, and expected dividend rate – 0%.

Additional cash share issuance costs, amounted to $93,082 and mainly consisted of legal and filing fees.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

7.	Shareholders’ Equity - Continued

For the Year Ended October 31, 2010

(i) On June 4, 2010, the Company issued 1 common share at $1.00 to incorporate the Company. This share was cancelled on July 26, 2010.

(ii) On July 26, 2010, the Company issued 1,502,500 seed shares to the founders of the Company at $0.001 per share for total cash proceeds of $1,502. 1,285,000 of these shares were issued to a director and a company with a director in common. The fair value of these shares on July 26, 2010 was $187,812; therefore, stock-based compensation of $186,310 was recorded for the difference between the fair value and cash consideration paid. The fair value of seed shares was determined using the fair value of shares issued on August 30, 2010.

(iii) On August 10, 2010, 400,000 shares were issued in accordance with the Whiskey Project property acquisition agreement. The shares were valued at $0.125 per share for a value of $50,000. The fair value of these shares was determined using the fair value of shares issued on August 30, 2010.

(iv) On August 30, 2010, the Company issued 2,410,000 flow through shares at $0.125 per share, for gross proceeds of $301,250. 683,250 of these shares were issued to directors and officers of the Company.

(v) On September 3, 2010, the Company issued 587,500 flow through shares at $0.25 per share, for gross proceeds of $146,875. 302,500 of these shares were issued to directors and officers of the Company.

(vi) As of October 31, 2010, the Company received subscriptions for 1,422,500 common shares at $0.25 per share, for gross proceeds of $355,625. The financing was completed on December 6, 2010.

b)	Options

On December 15, 2010, the Company adopted a rolling stock option plan, which authorizes the Board of Directors to grant options to directors, officers, employees and consultants to acquire up to 10% of the issued and outstanding common shares of the Company. Under the plan, the exercise price of each option may not be less than market price of the Company’s stock calculated on the date of the grant less the applicable discount. The options can be granted for a maximum term of 10 years. The Company’s stock option plan contains no vesting requirements, but permits the Board of Directors to specify a vesting schedule in its discretion.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

7.	Shareholders’ Equity - Continued

b)	Options - Continued

(i) On April 4, 2011, the Company granted 1,400,000 incentive stock options to its directors, officers, employees and consultants. The options are exercisable at $0.80 per share and expire on April 4, 2016. 1,300,000 of these options have vested on the date of grant, and 100,000 options vest over 12 months (25% every 3 months following the date of grant).

The fair value of the stock options of $963,728 was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.82%-2.76%
Expected volatility	93.92%
Expected life of options	5 years
Expected dividend yield	Nil

(ii) On September 12, 2011, the Company granted 505,000 incentive stock options to its employees and consultants. The options are exercisable at $1.00 per share and expire on September 12, 2016. 455,000 of these options have vested on the date of grant, and 50,000 options vest over 12 months (25% every 3 months following the date of grant).

The fair value of the stock options of $321,216 was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.37%
Expected volatility	93.92%
Expected life of options	5 - 4.87 years
Expected dividend yield	Nil

The following is a summary of stock options activity:

					Weighted
					Average
October 31,			Expired/	October 31,	Exercise
2010	Issued	Exercised	Forfeited	2011	Price	Expiry Date
-	474,578	-	-	474,578	$1.20	February 4, 2013
-	640,000	-	-	640,000	$0.80	April 4, 2013
-	1,400,000	-	-	1,400,000	$0.80	April 4, 2016
-	505,000	-	-	505,000	$1.00	September 16, 2016
-	3,019,578	-	-	3,019,578	$0.90

As of October 31, 2011, 2,919,578 stock options were fully vested.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

7.	Shareholders’ Equity - Continued

c)	Escrow Shares

Pursuant to an escrow agreement dated December 15, 2010, 2,450,750 shares were placed in escrow. 10% of the escrowed shares were released from escrow upon completion of the IPO on April 4, 2011, and 15% of the shares can be released from escrow every 6 months thereafter. As of October 31, 2011, there were 1,838,063 shares remaining in escrow.

8.	Income Taxes

As at October 31, 2011, the Company had non-capital losses of approximately $1,134,000 (October 31, 2010 - $57,000) expiring in 2030 and 2031, which may be applied against future income for income tax purposes. The Company also had approximately $7,333,000 (October 31, 2010 - $971,607) of exploration and development costs which are available for deduction against future income for tax purposes.

Details of future income tax components are as follows:

	October 31,	October 31,
	2011	2010
Future Income Tax Assets:
Non-capital losses	$283,480	$14,330
Mineral property costs	1,504,640	166,152
Share issuance costs	177,794	647
Other	273	273
	1,966,187	181,402
Less: Valuation allowance	(1,966,187)	(181,402)
	$-	$-

During the calendar year ended December 31, 2010, the Company issued flow-through shares for gross proceeds of $628,125. All these funds were spent by the Company on qualifying flow-through expenditures prior to December 31, 2010. On February 1, 2011, the Company renounced $628,125 for income tax purposes to the flow-through investors with the effective date of December 31, 2010.

On August 4, 2011, the Company issued 4,202,500 flow-through common shares at $1.20 per share for gross proceeds of $5,043,000. As of October 31, 2011, the Company incurred approximately $2,483,000 of qualifying flow-through expenditures using these funds, with the remaining $2,560,000 of flow-through expenditures to be incurred during the 2012 exploration program. The Company is expected to renounce $5,043,000 of flow-through expenditures to the flow-through investors effective December 31, 2011.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

8.	Income Taxes - Continued

The income taxes shown on the statements of loss and comprehensive loss differ from amounts obtained by applying statutory rates due to the following:

		Period From
		Incorporation on
	Year ended	June 4, 2010 to
	October 31, 2011	October 31, 2010
Loss for the period before income tax	$8,706,562	$909,432
Statutory tax rate	26.83%	28.50%
Income tax recovery	(2,335,971)	(259,188)
Change in valuation allowance	1,784,785	181,402
Change in enacted tax rates	143,925	25,396
Non-deductible expenses	348,638	53,098
Other	58,623	(708)
Income tax expense (recovery)	$-	$-

9.	Segmented Information

The Company has only one reportable operating segment, being mineral property exploration in Canada.

10.	Related Party Transactions

Related party transactions and balances not disclosed elsewhere in these financial statements are as follows:

(a)

During the year ended October 31, 2011, the Company paid/accrued $35,500 (October 31, 2010 - $12,500) in consulting fees and $12,000 (October 31, 2010 - $nil) in director fees to a company controlled by a director of the Company.

(b)	During the year ended October 31, 2011, the Company paid/accrued $49,634 (October 31, 2010 - $878) in consulting fees to a company controlled by an officer of the Company.

(c)

During the year ended October 31, 2011, the Company paid/accrued $112,500 (October 31, 2010 - $25,000) in salaries to a director and officer of the Company. Of this amount, $88,500 (October 31, 2010 - $15,000) was recorded as salaries and benefits and $24,000 (October 31, 2010 - $10,000) was recorded as mineral exploration costs.

(d)	During the year ended October 31, 2011, the Company paid/accrued $14,000 (October 31, 2010 - $nil) in director fees to a director of the Company and a company controlled by a director of the Company.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

10.	Related Party Transactions - Continued

(e)

During the year ended October 31, 2011, the Company paid $20,000 (October 31, 2010 - $nil) in rent expense, $12,500 (October 31, 2010 - $nil) in accounting fees and $2,500 (October 31, 2010 - $nil) in office and administration expense to a company controlled by a director of the Company. The Company also paid a security deposit of $12,000 to the same company for the rent of the Company’s office, which is included in prepaid expenses.

(f)

As of October 31, 2011, included in accounts payable and accrued liabilities is $5,760 (October 31, 2010 - $38,483) owing to a director and officer of the Company and a company controlled by a director of the Company. This amount is unsecured, non-interest bearing and due on demand.

The above transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

11.	Capital Management

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders, and to bring its mineral properties to commercial production.

The Company depends on external financing to fund its activities. The capital structure of the Company currently consists of shareholders’ equity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets, being mineral properties. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, or sell assets to fund operations. Management reviews its capital management approach on a regular basis. The Company is not subject to externally-imposed capital requirements.

The Company invests all capital that is surplus to its immediate operational needs in liquid, short-term and highly-rated financial instruments, such as cash and other short-term guaranteed deposits, all held with major financial institutions.

12.	Financial Instruments

The classification of the financial instruments as well as their carrying values is shown in the table below:

	October 31, 2011	October 31, 2010
Held for trading	$215,004	$127,463
Short term investments	$5,405,725	$-
Loans and receivables	$465,043	$45,675
Other financial liabilities	$533,341	$350,883

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

12.	Financial Instruments - Continued

a)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s length transaction between willing parties.

The fair values of cash and cash equivalents and short term investments are measured using level 1 of the fair value hierarchy.

The fair values of accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities.

b)	Management of Risks Arising From Financial Instruments

The Company is exposed to various types of market risks including credit risk, liquidity risk, interest rate risk and commodity price risk. This is not an exhaustive list of all risks, nor will the mitigation strategies eliminate all risks listed.

(i) Credit Risk – Credit risk is the risk that one party to a financial instrument will fail to fulfill an obligation and cause the other party to incur a financial loss. The Company’s credit risk consists primarily of cash and cash equivalents, short term investments and accounts receivable. The credit risk is minimized by placing cash with major Canadian financial institutions. The Company does not invest in asset–backed commercial paper.

(ii) Liquidity Risk – Liquidity risk is the risk that the Company will not be able to meet its financial obligations when they become due. To mitigate this risk, the Company has a planning and budgeting process in place to determine the funds required to support its ongoing operations and capital expenditures. The Company ensures that sufficient funds are raised from private placements to meet its operating requirements, after taking into account existing cash. The Company’s cash and cash equivalents are held in business accounts which are available on demand for the Company’s programs and are not invested in any asset-backed deposits or investments.

(iii) Interest Rate Risk – Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. If interest rates decrease, the Company will generate smaller interest revenue. Presently the Company is not at risk of realizing a loss as a result of a decline in the fair value of its financial instruments because of the short-term nature of the investments.

(iv) Commodity Price Risk – The Company’s future success is linked to the price of minerals, because the value of mineral resources and the Company’s future revenues are tied to prices of minerals. Worldwide production levels also affect the prices. The prices of minerals are occasionally subject to rapid short-term changes due to speculative activities.

Smash Minerals Corp.
(An Exploration Stage Company)
Notes to Financial Statements
For the Year ended October 31, 2011 and for the Period from Incorporation on June 4,
2010 to October 31, 2010
In Canadian Dollars

13.	Subsequent Event

Pursuant to a letter of intent (“LOI”) dated January 4, 2012, Smash and Prosperity Goldfields Corp. (“Prosperity”) agreed, subject to certain standard conditions, to amalgamate to form a new company (“Amalco”), to be known as Prosperity Goldfields Corp. The amalgamation is expected to be completed on the basis of 1 common share of Prosperity for each 1 common share of Amalco and 1.6 common shares of Smash for each 1 common share of Amalco. All warrants and options of Prosperity and Smash outstanding on the closing date of the transaction are expected to be converted into warrants and options of Amalco on the same ratios.

In connection with the transaction, if approved and completed, aggregate finders’ fees of 200,000 Amalco common shares and US$50,000 will be paid at closing.

Upon completion of the transaction, the combined company is expected to have approximately 58,757,467 issued and outstanding common shares and, former shareholders of Prosperity and Smash will own approximately 74% and 26% of the combined company, respectively. For accounting purposes, the transaction will be treated as an acquisition of the Company by Prosperity.

In addition, the LOI includes a commitment by both Prosperity and Smash not to solicit alternative transactions to the proposed transaction and the parties have agreed to pay the other party a break fee of $500,000 in certain circumstances.

The closing of the transaction is scheduled to completed on or before April 13, 2012 and is subject to the usual conditions precedent in this type of transaction, including the entering into of a definitive business combination agreement, receipt of shareholder and regulatory approval and the completion of due diligence by both companies.

SMASH MINERALS CORP.

Management’s Discussion & Analysis (“MD&A”)

For the Year Ended October 31, 2011

The following discussion and analysis of the financial position and results of operations for Smash Minerals Corp. (the “Company”) should be read in conjunction with the annual financial statements and the notes thereto for the year ended October 31, 2011, which are prepared in accordance with Canadian Generally Accepted Accounting Principles. All financial figures presented herein are expressed in Canadian Dollars unless otherwise specified. The following information is prepared as at January 26, 2012.

NATURE OF BUSINESS AND OVERALL PERFORMANCE

Smash Minerals Corp. was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 4, 2010 under the name of Encore Minerals Corp. On October 28, 2010, the Company changed its name to Smash Minerals Corp. The Company is in the business of exploration, development and exploitation of mineral resources in Canada.

On March 14, 2011, the Company filed a final initial public offering (“IPO”) prospectus with the regulatory authorities in British Columbia, Alberta, Ontario and Yukon for the issuance of 8,000,000 common shares at $0.80 per common share for gross proceeds of $6,400,000. The IPO was completed on April 4, 2011 and the Company commenced trading on the TSX-V under the symbol SSH.

Whiskey Project, Yukon, Canada

On July 7, 2010, and amended on November 5, 2010, the Company entered into an option agreement to acquire a 100% interest in 3,609 claims called the Whiskey Project located in the Dawson Mining Division of the Yukon Territory, Canada, by making cash payments, issuing shares, and incurring exploration costs as follows:

	Cash
	Option	Share	Exploration
	Payments	Issuance	Expenditures
Upon raising $750,000 financing*	$200,000	-	$-
Within 5 days of listing on the TSX-V*	431,575	-	-
On execution of the option agreement*	-	400,000	-
Summer 2010 exploration work season*			350,000
Summer 2011 exploration work season*			2,000,000
On or before July 7, 2011*	-	400,000	-
On or before July 7, 2012	-	500,000	-
On or before July 7, 2013	-	600,000	-
On or before July 7, 2014	-	600,000	-
Total	$631,575	2,500,000	$2,350,000

*	Completed

The property is subject to a 2% net smelter return royalty (“NSR Royalty”). The Company can purchase one-half of the NSR Royalty, being 1%, for $2,500,000.

Commencing on July 7, 2011, the Company is also required to make annual advance royalty payments of $100,000 per year for the first 5 years, and $50,000 per year thereafter. As of October 31, 2011, the Company paid $100,000 of advance royalties. At the Company’s option, these advance royalty payments may be used towards the future NSR Royalty or towards purchase of the 1% NSR Royalty.

Whiskey Project Operations Update

Whiskey Project, located in Yukon’s White Gold District, encompasses 846 km2 including the placer gold rich Black Hills and Barker Creeks. The objective of the Company’s exploration work is to identify a hard rock gold resource. To do this, the Company is undertaking a multi-phase exploration program for the Whiskey Project using new technology and an experienced technical team. The Company’s exploration plan for the Whiskey Project is detailed below:

In 2010, the Company compiled pre-existing geological data; undertook an extensive ridge and spur soil geochemistry program; conducted a preliminary bedrock/structural interpretation; contracted Eureka Consulting to analyze and interpret publicly available satellite and gravity data and make preliminary structural interpretations for the region; prospected areas of interest determined from the initial results of the soil geochemistry program, initial structural interpretations and staked additional claims; performed a critical geochemical review of the historical stream sediment sampling; and integrated these results with the recently acquired soil and rock geochemistry. This work identified three potential targets for follow-up work which had characteristics from the geochemistry and surface observations similar to the nearby Golden Saddle gold deposit found by Underworld Resources in 2008.

During the 2011 exploration season, the Company has completed two exploration phases at a total cost of $6.5 million. The Phase 1 exploration program included helicopter-supported geophysics (magnetics and radiometric surveys), prospecting, geological mapping, additional ridge and spur soil sampling, grid soil sampling, and stream sediment sampling at a total cost of approximately $2.9 million. The Phase 2 exploration program consisted of additional grid soil sampling, geological mapping, trenching, and 1,666 meters of core drilling at a total cost of approximately $3.6 million.

2011 work completed includes collection of 1,819 rock samples, 159 stream sediment samples and 19,511 soil samples (including ridge-and-spur and grid soil samples), diamond core drilling of 8 holes in 4 zones to a cumulative depth of 1,666 meters, and excavating 83 trenches totaling 2,500 line meters and collection of 1,295 channel samples. All grid soil samples have been analyzed on-site using the XRF unit prior to being shipped to Vancouver for assay at accredited assay laboratories. Use of the onsite XRF analyzer has been particularly useful to the program since it provides real time, semi-quantitative analysis of pathfinder elements associated with gold mineralization. Comparison of the XRF analyses with the laboratory assays on the soil samples has allowed correlation of pathfinder elements with gold assays and shown which elements are pathfinders associated with elevated gold values on the Whiskey property. The XRF data has allowed for compression of the exploration schedule as a result of the real time turnaround of analyses.

The 2011 drill program tested four targets and while not returning gold grades of merit did identify a gold bearing hydrothermal system. The drilling also assisted in clarifying the style of alteration & mineralization hosted in different rock types.

Results to date from the 2011 summer field program have indicated that the northeast part of the claim block is prospective on the basis of results from the several targets that were tested with the initial core drill program However, the ongoing program has identified additional areas of interest which will require drill testing during the summer 2012 field program.

The Company’s technical team plus consultants progressively compile and integrate multiple data streams and assay results in order to guide and prioritize the ongoing exploration work. The goal of the progressive phases of exploration is to identify targets that warrant additional core drill testing.

The Company anticipates that the 2012 work program will include drilling of high priority targets located within an interpreted structurally controlled hydrothermal system centered in the north eastern portion of the Whiskey Property. Mid-summer season diamond drilling is planned to test the Highland Park, Stranahan’s and Tullamore Dew and Glen Bretton targets once sufficient surface trenching and detailed geological mapping have been completed to allow for drill targeting. However, exploration of the entire claim area will be ongoing.

SELECTED ANNUAL INFORMATION

The following is a summary of the financial data of the Company for the most recently completed fiscal periods:

		Period from
		Incorporation
		on June 4,
	Year ended	2010 to
	October 31,	October 31,
	2011	2010
	$	$
Revenue	Nil	Nil
Net income (loss)	(8,706,562)	(909,432)
Net income (loss) per share - basic and diluted	(0.58)	(0.37)
Total assets	7,559,948	483,013
Total long term financial liabilities	Nil	Nil
Cash dividend declared per share	Nil	Nil
Mineral property acquisition costs (at year-end)	1,314,575	307,000
Mineral property exploration costs (for the year)	6,508,079	664,607

SUMMARY OF QUARTERLY RESULTS

The following are the results for the most recent quarterly periods:

For the quarter ended:	October 31,	July 31,	April 30,	January 31,	October 31,	July 31,
	2011	2011	2011	2011	2010	2010
	$	$	$	$	$	$
Revenue	Nil	Nil	Nil	Nil	Nil	Nil
Income (loss)	(3,232,255)	(3,688,610)	(1,665,738)	(119,959)	(708,477)	(200,955)
Income (loss) per share - basic and diluted	(0.13)	(0.21)	(0.15)	(0.02)	(0.29)	(1.52)
Mineral property acquisition costs	-	576,000	431,575	-	307,000	-
Mineral property exploration costs	2,458,500	3,257,925	754,712	68,118	653,708	10,899

RESULTS OF OPERATIONS

For the three months ended October 31, 2011 (“Q4 2011”) compared with the three months ended October 31, 2010 (“Q4 2010”)

Net loss for the three months ended July 31, 2011 was $3,232,255 compared to a net loss of $708,477 for the three months ended October 31, 2010. The increase in the loss of $2,377,171 from Q4 2010 to Q4 2011 is mainly because of increased exploration costs of $1,804,792 compared with Q4 2010 and because the Company was a private corporation until March 14, 2011 therefore there were less administrative and regulatory compliance expenditures incurred in Q4 2010. Detailed analysis of significant components of results of operation in Q4 2011 and Q4 2010 are as follows:

  Audit and accounting fees increased by $17,515, from $13,500 in Q4 2010 to $31,015 in Q4 2011 due to increased volume of transactions to be processed by the accounting department and audited by the Company’s auditors;

  Consulting fees increased by $19,152, from $25,878 in Q4 2010 to $45,030 in Q4 2011. The increase in fees results from consulting fees paid for management of Company’s operations, regulatory compliance and other services;

  Director fees increased by $12,000, from $Nil in Q4 2010 to $12,000 in Q4 2011. The increase in fees results from directors’ fees paid to three directors of the Company commencing in April 2011, after the Company became a reporting issuer;

  Investor relation costs for the quarter ended October 31, 2011 were $104,867, compared with $Nil for the quarter ended October 31, 2010. The increase in costs is due to using media to inform the public about the Company’s activities. There were no investor relations expenditures incurred while the Company was still privately held;

  Marketing, conference and shareholder communications costs for Q4 2011 were $17,347, compared with $Nil for Q4 2010. The increase in costs is due to distributing promotional materials and information to promote the Company. There were no marketing expenditures incurred while the Company was still privately held;

  Mineral exploration costs increased by $1,804,792, from $653,708 in Q4 2010 to $2,458,500 in Q4 2011. The increase in mineral exploration costs is due to larger exploration program conducted in 2011 compared with 2010;

  Office and administration costs increased by $28,388, from $391 in Q4 2010 to $28,779 in Q4 2011. The increase in costs is due to an increase in business activities relating to the 2011 field exploration season and regulatory compliance;

  Salaries and benefits for the Q4 2011 were $33,269 compared to $15,000 in Q4 2010. The $18,269 increase in costs is due to hiring additional employees to conduct exploration activities;

  Stock-based compensation during the Q4 2011 was $304,538 compared with $Nil recorded during the Q4 2010. During Q4 2010 the Company did not issue any stock options. The Q4 2011 stock based compensation mainly consists of fair value of 505,000 options granted on September 12, 2011 to employees and consultants vesting during the current quarter; and

  Travel costs for Q4 2011 were $28,448 compared with $Nil in Q4 2010. The increase in costs is due to increased business activities compared with Q4 2010.

For the year ended October 31, 2011 (“2011”) compared with the 149 day period from incorporation on June 4, 2010 to October 31, 2010 (“2010”)

Net loss for the year ended October 31, 2011 was $8,706,562, compared to a net loss of $909,432 for the period from June 4, 2010 (inception) to October 31, 2010. The increase in the loss of $7,797,130 is mainly because of increased exploration costs by $5,843,472 compared with the period ended October 31, 2010 and because the Company was incorporated on June 4, 2010 and had minimal business activities during the period ended October 31, 2010. Detailed analysis of significant components of results of operations are as follows:

  Audit and accounting fees increased by $57,330, from $13,500 in 2010 to $70,830 in 2011 due to increased volume of transactions to be processed by the accounting department and audited by the Company’s auditors;

  Consulting fees increased by $121,786, from $25,878 in 2010 to $147,664 in 2011. The increase in fees results from consulting fees paid for management of Company’s operations, listing of the Company’s shares on the TSX-V stock exchange, regulatory compliance and other services;

  Director fees increased by $26,000, from $Nil in 2010 to $26,000 in 2011. The increase in fees results from directors’ fees paid to three directors of the Company commencing in April 2011, after the Company became a reporting issuer;

  Investor relation costs for the year ended October 31, 2011 were $198,069 compared with $Nil for the period ended October 31, 2010. The increase in costs is due to using media to inform the public about the Company’s activities. There were no investor relations expenditures incurred while the Company was still privately held;

  Marketing, conference and shareholder communications costs for 2011 were $173,431, compared with $Nil for 2010. The increase in costs is due to due to attending a number of mining exploration conferences, providing sponsorships of conferences, distributing promotional materials and information to promote the Company. There were no marketing expenditures incurred while the Company was still privately held;

  Mineral exploration costs increased by $5,843,472, from $664,607 in 2010 to $6,508,079 in 2011. The increase in mineral exploration costs is due to larger exploration program conducted in 2011 compared with 2010;

  Office and administration costs increased by $58,769, from $1,224 in 2010 to $59,993 in 2011. The increase in costs is due to an increase in business activities relating to the 2011 field exploration season and regulatory compliance;

  Salaries and benefits were $95,692 in 2011 compared to $15,000 in 2010. The $80,692 increase in costs is due to hiring additional employees to facilitate exploration activities and due to full year of salaries paid in 2011 compared with 5 months of salaries paid in 2010;

  Stock-based compensation was $1,284,944 in 2011 compared with $186,310 recorded during in 2010. During Q4 2010 the Company did not issue any stock options. During the prior year the company recorded $186,310 stock-based compensation relating to issuance of 1,502,500 seed shares to the founders of the Company at $0.001 per share for total cash proceeds of $1,502. The fair value of these shares was $187,812; therefore, stock-based compensation of $186,310 was recorded for the difference between the fair value and cash consideration paid. In 2011, the Company granted 1,905,000 options to directors, officers, employees and consultants. The fair value of stock-based compensation of recognized in the current period was $1,284,944 using the Black-Scholes option pricing model;

  Transfer agent and filing fees were $17,452 in 2011 compared with $Nil in 2010. These costs were incurred to maintain records of the Company’s shares and to maintain listing on the TSX-V during. No similar costs were incurred during in 2010 as the Company complete its IPO and became a publically trading Company in April 2011; and

  Travel costs were $98,146 in 2011 compared with $2,913 in 2010. The increase in costs is due to increased business activities and attending various mining conferences compared with 2010.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s ability to meet its obligations and its ability to finance exploration and development activities depends on its ability to generate cash flow through the issuance of common shares pursuant to private placements or public offerings, the exercise of warrants and stock options, short term or long term loans, farm-outs and production. Capital markets may not always be receptive to offerings of new equity from treasury or debt, whether by way of private placements or public offerings. This may be further complicated by the limited liquidity for the Company’s shares, restricting access to some institutional investors. The Company’s growth and success is dependent on additional external sources of financing which may not be available on acceptable terms.

Liquidity

As of October 31, 2011, the Company had $215,004 in cash (October 31, 2010 - $127,463), $5,405,725 in short term investments (October 31, 2010 - $Nil), accounts receivable of $465,043 (October 31, 2010 - $45,675), and prepaid expenses of $151,410 (October 31, 2010 - $Nil). The Company’s accounts payable and accrued liabilities were $533,341 (October 31, 2010 - $350,883).

Working Capital

As of October 31, 2011, the Company had a working capital of $5,703,841 compared with $177,745 of working capital deficiency as of October 31, 2010. The $5,526,096 increase in working capital is mainly due to completing equity financings and an IPO for total net proceeds of $13,840,095 which was offset by spending $6,508,079 on mineral exploration activities, $531,575 on mineral acquisition costs and $913,539 on general and administrative activities.

Cash and Cash Equivalents

On October 31, 2011, the Company had cash and cash equivalents of $215,004, compared with $127,463 of cash and cash equivalents on October 31, 2010. The $87,541 increase in cash position is mainly due to closing of the $933,125 private placement on December 6, 2010 and completing the $6,400,000 IPO on April 4, 2011 and completing the $7,749,050 private placement on August 4, 2011, which was offset by incurring $886,454 of cash share issuance costs, investing $5,405,725 in short term investments, paying $531,575 for mineral property acquisition option payment, and spending $7,809,353 of cash on operating and exploration activities.

Cash Used in Operating Activities

Cash used in the operating activities during the year ended October 31, 2011 was $7,806,479, compared with $420,789 of cash used in operating during the period ended October 31, 2010. During the current year, $912,954 of cash was spent on general and administrative activities (such as consulting, travel, salaries and benefits, investor relations, marketing, conferences and shareholder relations), $6,508,079 of cash was spent on mineral exploration costs, and $385,445 of cash was spent on maintaining current working capital.

During the period ended October 31, 2010, $58,515 of cash was spent on general and administrative expenses (office and administration, travel and bank fees) and $664,607 of cash was spent on mineral exploration costs. This was offset by $302,333 of cash received from maintaining the Company’s current working capital.

Cash Used in Investing Activities

Cash used in the investing activities during the year ended October 31, 2011 was $5,946,076, compared to $257,000 of cash spent during the period ended October 31, 2010. During the current year, the Company placed $5,405,725 in short term investments (October 31, 2010 - $Nil), spent $8,776 on acquisition of property and equipment (October 31, 2010 - $Nil) and spent $531,575 on mineral property acquisition costs (October 31, 2010 - $257,000).

Cash Generated from Financing Activities

Cash generated from financing activities during the year ended October 31, 2011 was $13,840,096, compared with $805,252 of cash generated from financing activities during the period ended October 31, 2010. During the current year, the Company received $13,840,096 of net proceeds from closing of the $933,125 private placement on December 6, 2010 (of which $355,625 was received prior to October 31, 2010), completing the $6,400,000 IPO on April 4, 2011 and completing the $7,749,050 private placement on August 4, 2011, which was offset by incurring $886,454 of cash share issuance costs. During the period ended October 31, 2010, the Company completed three private placements for net proceeds of $449,627 and received $355,625 of subscription receipts for the private placement that completed subsequent to period-end on December 6, 2010.

Plan of Operations and Commitments

The Company’s business purpose is to acquire an interest in and explore the Whiskey Property located in the Yukon Territory and to search for other prospective exploration properties. In order to maintain a good standing in the option agreement and to acquire a 100% interest in the Whiskey Property, the Company needs to issue to the optionor 1,700,000 of the Company’s shares over the next three years. In addition, commencing on July 7, 2011, the Company is required to make annual advance royalty payments of $100,000 per year for the first 5 years, and $50,000 per year thereafter (2011 advance royalty payment of $100,000 was made).

To finance the above operations, the Company has $215,004 of cash and $5,405,725 in short term investments as of October 31, 2011. The Company believes that it will have sufficient funds to finance its commitments over the next 24 months.

Requirement of Additional Equity Financing

The Company relies primarily on equity financings and farm-out transactions for all funds raised to date for its operations. The Company needs more funds to finance its exploration and development programs and on going operating costs. Until the Company starts profitable operations from production or sale of its mineral properties, the Company intends to continue relying upon the issuance of securities to finance its operations and acquisitions.

DISCLOSURE OF OUTSTANDING SHARE DATA

Share Capital

The Company has an authorized share capital of an unlimited number of common shares without par value. The following table summarizes the maximum number of common shares outstanding as at the quarter end and as of the date of this MD&A if all outstanding options and warrants were converted to shares:

	Date of this MD&A	October 31, 2011
Common shares	24,276,390	24,276,390
Stock Options	1,905,000	1,905,000
Agent Options	1,114,578	1,114,578
Fully Diluted Shares	27,295,968	27,295,968

OFF BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

(a)

During the year ended October 31, 2011, the Company paid/accrued $35,500 (October 31, 2010 - $12,500) in consulting fees and $12,000 (October 31, 2010 - $nil) in director fees to JR Management Corp., a company controlled by Darryl Cardey, a director of the Company.

(b)

During the year ended October 31, 2011, the Company paid/accrued $49,634 (October 31, 2010 - $878) in consulting fees to ArkOrion Enterprises Inc., a company owned by Adam Kniec, the Company’s Chief Financial Officer.

(c)

During the year ended October 31, 2011, the Company paid/accrued $112,500 (October 31, 2010 - $25,000) in salaries to Adrian Fleming, the Company’ director, President and Chief Executive Officer. Of this amount, $88,500 (October 31, 2010 - $15,000) was recorded as salaries and benefits and $24,000 (October 31, 2010 - $10,000) was recorded as mineral exploration costs.

(d)

During the year ended October 31, 2011, the Company paid/accrued $7,000 (October 31, 2010 - $nil) in director fees to Greg Fekete, a director of the Company and $7,000 (October 31, 2010 - $nil) in director fees to CarbEx Consulting, a company controlled by Stephen Swaffield, a director of the Company.

(e)

During the year ended October 31, 2011, the Company paid $20,000 (October 31, 2010 - $nil) in rent expense, $12,500 (October 31, 2010 - $nil) in accounting fees and $2,500 (October 31, 2010 - $nil) in office and administration expense to CDM Capital Partners Inc., a company controlled by a director of the Company. The Company also paid a security deposit of $12,000 to CDM Capital Partners Inc. for the rent of the Company’s office, which is included in prepaid expenses.

(f)

As of July 31, 2011, included in accounts payable and accrued liabilities is (i) $4,640 (October 31, 2010 - $25,000) owing to Adrian Fleming, the Company’s director, President and Chief Executive Officer, (ii) $Nil (October 31, 2010 - $12,500) owing to JR Management Corp., a company controlled by Darryl Cardey, the Company’s director, (iii) $Nil (October 31, 2010 - $983) owing to ArkOrion Enterprises Inc., a company owned by Adam Kniec, the Company’s Chief Financial Officer, and (iv) $1,120 (October 31, 2010 - $Nil) owing to CarbEx Consulting, a company controlled by Stephen Swaffield, the Company’s director. These amounts are unsecured, non-interest bearing and due on demand.

The above transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

CHANGES IN ACCOUNTING POLICIES

Transition to International Financial Reporting Standards (“IFRS”)

Canadian publicly accountable enterprises will be required to adopt IFRS in replacement of Canadian generally accepted accounting principles ("GAAP") for fiscal periods beginning on or after January 1, 2011. This transition is effective for the Company on November 1, 2011, and will require the Company to present its financial statements under IFRS starting with its first quarterly report for the period ended January 31, 2012, with restated comparative information for the comparative quarter ended January 31, 2011, also under IFRS.

IFRS Transition Plan:

The Company has established a comprehensive IFRS transition plan. There are four phases that will be followed to ensure compliance with IFRS as follows: (1) Impact assessment (2) Detailed planning (3) Implementation and (4) Post implementation review.

The following summarizes our progress and expectations with respect to the Company’s IFRS transition plan:

Activity	Estimated Timing
Phase 1 – Impact Assessment
Completed
The goal is to identify key areas that will be impacted by the transition to IFRS.

  Preparation of IFRS Convergence Plan

  Formation of IFRS Convergence Team

  Determine training needs

  Preparation of Impact Assessment – Overview of IFRS impact in key areas

  Preparation of necessary MD&A disclosures relating to convergence plan

Phase 2 – Detailed Planning

January 2011 to February
The goal is to identify specific changes required to existing accounting policies, information systems and business processes, together with an analysis of policy alternatives allowed under IFRS and development of draft IFRS financial statements.	2012

  Establish budget for costs of IFRS conversion (completed)

  Systems and IT impact evaluation (completed)

  Preparation of first skeleton draft financial statements under IFRS (in progress)

  Preparation of necessary MD&A disclosures relating to convergence plan (to be completed)

  Initial quantification of key impacts on the opening balance sheet as of November 1, 2010 (in progress)

Phase 3 – Implementation
July 2011 to April 2012
The goal is to prepare financial statements under IFRS

  Preparation and approval of transitional opening balance sheet as of November 1, 2010 (in progress)

  Audit of transitional opening balance sheet as of November 1, 2010 (to be completed)

  Finalize and approve all IFRS accounting policies that will replace Canadian GAAP on November 1, 2011 (in progress)

  Finalize and approve restated balance sheets, income statements and cash flows statements from Canadian GAAP to IFRS comparative quarters ended January 31, 2011, April 30, 2011 and July 31, 2011 (in progress)

  Finalize and approve of quarterly reconciliation comparatives for January 31, 2011, April 30, 2011 and July 31, 2011 (in progress)

  Finalize and approve first interim financial statements prepared under IFRS for the quarter ended January 31, 2012 (to be completed)

Phase 4 – Post implementation review
Continuous
The goal is to continually monitor changes in IFRS and associated interpretation bulletins and to reflect them in the Company’s financial statements and MD&A.

Impact of Adopting IFRS on the Company’s Financial Statements:

The adoption of IFRS will result in some changes to the Company’s accounting policies that are applied in the recognition, measurement and disclosure of balances and transactions in its financial statements. However, based on its evaluation to date, the Company does not expect any changes to its accounting policies that would result in significant changes to line items within its financial statements.

The following provides a summary of the Company's evaluation of potential changes to accounting policies in key areas based on the current standards and guidance within IFRS. This is not intended to be a complete list of areas where the adoption of IFRS will require a change in accounting policies, but to highlight the areas the Company has identified as having the most potential for a significant change.

First Time adoption (IFRS 1)

IFRS 1 provides guidance to entities on the general approach to be taken when first adopting IFRS. The underlying principle of IFRS 1 is retrospective application of IFRS standards in force at the date an entity first reports using IFRS. IFRS 1 acknowledges that full retrospective application may not be practical or appropriate in all situations and prescribes:

  Optional exemptions from specific aspects of certain IFRS standards in the preparation of the Company’s opening balance sheet; and

  Mandatory exceptions to retrospective application of certain IFRS standards.

The Company has not yet identified optional exemptions that it expects to adopt in its preparation of an opening IFRS statement of financial position as of November 1, 2010, the Company’s transition date. However, prior to reporting interim financial statements in accordance with IFRS for the quarter ended January 31, 2012, the Company may decide to apply optional exemptions contained in IFRS 1. Additionally, IFRS 1 contains disclosure requirements to highlight changes made to financial statement items due to the transition to IFRS.

IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of the Company’s opening IFRS statement of financial position will be consistent with those made when preparing the Company’s financial statements under current GAAP. If necessary, estimates will be adjusted to reflect any differences in accounting policies.

Impairment (IAS 36, IFRS6)

IFRS requires the use of a one-step impairment test (impairment testing is performed using discounted cash flows) rather than the two-step test under GAAP (using undiscounted cash flow as a trigger to identify potential impairment loss). IFRS requires reversal of impairment losses where previous adverse circumstances have changed; this is prohibited under GAAP. Impairment testing should be performed at the asset level for long-lived assets and intangible assets. Where the recoverable amount cannot be estimated for individual assets, it should be estimated as part of a Cash Generating Unit (“CGU”).

The Company’s accounting policies related to impairment tests will be changed to reflect these differences; however, the Company does not expect this change will have an immediate impact to the carrying value of its assets. The company will perform impairment assessments as at the transition date in accordance with IFRS.

Share-based payments (IFRS 2)

Per IFRS, the forfeiture rate, with respect to share options, needs to be estimated by the Company at the grant date instead of recognizing the entire compensation expense and only record actual forfeitures as they occur.

The company does not expect any changes to the Company’s accounting policies related to share-based payments that would result in a significant change to line items within its financial statements.

Mineral property interests, exploration and evaluation costs (IFRS 6)

Under IFRS, the Company will be required to develop an accounting policy to specifically and consistently identify which expenditures on exploration and evaluation activities will be recorded as assets. Unlike IFRS, GAAP indicates that exploration costs may initially be capitalized if the Company considers that such costs have the characteristics of property, plant and equipment. Under IFRS, exploration and evaluation assets shall be classified as either tangible or intangible according to the nature of the assets acquired.

The Company expects to continue capitalizing acquisition costs, but exploration costs will be expensed as incurred. Therefore, the adoption of IFRS is not expected to result in significant changes to the related line items within its financial statements.

Impact on the business

The business processes of the Company are simple and no major challenges are expected at this point to operate under IFRS. The Company does not expect that IFRS will have a significant impact on the requirements or business processes when it completes new flow-through financings. The Company has no compensation arrangements that will be affected by the IFRS implementation. The Company’s Stock Option Plan is not affected by ratios or financial targets. Business process will be monitored during the following months to detect and address any previously not identified IFRS conversion issues.

FINANCIAL INSTRUMENTS

The Company has designated its cash and term deposits as held-for-trading; and accounts payable and accrued liabilities, and amounts due to related party as other financial liabilities.

a)

Fair value: The carrying values of cash and cash equivalents, short term investments, accounts receivable and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these instruments.

b)

Credit risk: Credit risk is the risk of loss associated with a counter party’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to its cash balances. The Company manages its credit risk on bank deposits by holding deposits in high credit quality banking institutions in Canada. Management believes that the credit risk with respect to receivables is remote.

c)

Liquidity risk: The Company’s approach to managing liquidity risk is to ensure that it will have sufficient capital to meet liabilities when due after taking into account the Company’s holdings of cash that might be raised from equity financings. As at October 31, 2011, the Company had a cash balance of $215,004, short term investments of $5,405,725, and current liabilities of $533,341. All of the Company’s accounts payable and accrued liabilities have contractual maturities of less than 60 days and are subject to normal trade terms. The Company believes that these sources will be sufficient to cover the expected short and long term cash requirements.

d)

Commodity Price Risk: The Company’s future success is linked to the price of minerals, because the value of mineral resources and the Company’s future revenues are tied to prices of minerals. Worldwide production levels also affect the prices. The prices of minerals are occasionally subject to rapid short- term changes due to speculative activities.

e)

Interest rate risk: Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. With respect to financial assets, the Company intends to invest cash in cash equivalents to generate interest income in order to maintain liquidity.

PROPOSED TRANSACTIONS AND SUBSEQUENT EVENTS

Pursuant to a letter of intent (“LOI”) dated January 4, 2012, Smash and Prosperity Goldfields Corp. (“Prosperity”) agreed, subject to certain standard conditions, to amalgamate to form a new company (“Amalco”), to be known as Prosperity Goldfields Corp. The amalgamation is expected to be completed on the basis of 1 common share of Prosperity for each 1 common share of Amalco and 1.6 common shares of Smash for each o1 common share of Amalco. All warrants and options of Prosperity and Smash outstanding on the closing date of the transaction are expected to be converted into warrants and options of Amalco on the same ratios.

In connection with the transaction, if approved and completed, aggregate finders’ fees of 200,000 Amalco common shares and US$50,000 will be paid at closing.

Upon completion of the transaction, the combined company is expected to have approximately 58,757,467 issued and outstanding common shares and, Prosperity and Smash will own approximately 74% and 26% of the combined company, respectively. For accounting purposes, the transaction will be treated as an acquisition of the Company by Prosperity.

In addition, the LOI includes a commitment by both Prosperity and Smash not to solicit alternative transactions to the proposed transaction and the parties have agreed to pay the other party a break fee of $500,000 in certain circumstances.

The closing of the transaction is scheduled to completed on or before April 13, 2012 and is subject to the usual conditions precedent in this type of transaction, including the entering into of a definitive business combination agreement, receipt of shareholder and regulatory approval and the completion of due diligence by both companies.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this MD&A may constitute forward-looking statements. These statements relate to future events or the Company's future performance. All statements, other than statements of historical fact, may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", “propose”, "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes that the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this MD&A should not be unduly relied upon by investors as actual results may vary. These statements speak only as of the date of this MD&A and are expressly qualified, in their entirety, by this cautionary statement.

In particular, this MD&A contains forward-looking statements, pertaining to the following: capital expenditure programs, development of resources, treatment under governmental regulatory and taxation regimes, expectations regarding the Company's ability to raise capital, expenditures to be made by the Company to meet certain work commitments, and work plans to be conducted by the Company.

With respect to forward-looking statements listed above and contained in this MD&A, the Company has made assumptions regarding, among other things: the legislative and regulatory environment, the impact of increasing competition, unpredictable changes to the market prices for metals and minerals, that costs related to development of mineral properties will remain consistent with historical experiences, anticipated results of exploration activities, and the Company's ability to obtain additional financing on satisfactory terms.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth in this MD&A: volatility in the market prices for mineral resources, uncertainties associated with estimating resources, geological problems, technical problems, exploration problems, processing problems, liabilities and risks including environmental liabilities and risks inherent in the mining operations, fluctuations in currency and interest rates, incorrect assessments of the value of acquisitions, unanticipated results of exploration activities, competition for capital, competition for acquisitions of mineral properties, competition for undeveloped lands, competition for skilled personnel, political risks and unpredictable weather conditions.

ADDITIONAL INFORMATION

Additional information about the Company can be found on www.sedar.com and www.smashminerals.com.

CORPORATE DIRECTORY

Trading Symbol – SSH
Exchange - TSX-V

Head Office	Legal Counsel
Smash Minerals Corp.	Maitland and Company
Suite 800 – 789 West Pender Street	Suite 700 – 625 Howe St.
Vancouver, BC V6C 1H2, Canada	Vancouver, BC, V6C 2T6
Tel: 604-569-2963
Fax: 604-648-8105
Darryl Cardey

Officers and Directors	Auditors
Adrian Fleming (President, CEO, and Director)	KPMG
Adam Kniec (CFO)	777 Dunsmuir St.
Greg Fekete (Director)	Vancouver, BC, V7Y 1K3
Darryl Cardey (Director)
Stephen Swaffield (Director)

Members of the Audit Committee	Transfer Agent
Darryl Cardey (Chair)	Equity Financial Trust Company
Greg Fekete	Suite 1620 - 1185 West Georgia St.
Stephen Swaffield	Vancouver, BC, V6E 4E6

Members of the Compensation Committee
Stephen Swaffield (Chair)
Darryl Cardey
Greg Fekete

Members of the Corporate Governance Committee
Greg Fekete (Chair)
Adrian Fleming
Stephen Swaffield